Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PROMETHEUM, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JANUARY, A.D. 2021, AT 10:30 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

6547591 8100
SR# 20210251893

Authentication: 202390116
Date: 01-28-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 01/28/2021
FILED 10:30 AM 01/28/2021
SR 20210251893 - File Number 6547891

CERTIFICATE OF AMENDMENT

TO THE

AMENDED CERTIFICATE OF INCORPORATION

OF

PROMETHEUM, INC.

Prometheum, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Laws of the State of Delaware, does hereby certify:

1. That the name of the Corporation is Prometheum, Inc.

2. That this amendment (the "Amendment") to the Amended Certificate of Incorporation (the "Amended Certificate of Incorporation") of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Corporation's board of directors (the "Board") and by a majority of the Corporation's stockholders by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The Board has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended Certificate of Incorporation of the Corporation (the "Amended Certificate of Incorporation") and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment by written consent in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended Certificate of Incorporation of the Corporation as follows:

Article IV is hereby amended to add the following paragraph immediately after the first paragraph of Article IV:

"Upon the filing of this Certificate of Amendment to the Amended Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each share of common stock of the Corporation, par value $0.00001 per share (the "Common Stock") issued and outstanding will be subject to a 1-for-6 reverse stock split, with all fractional shares being rounded up to the nearest whole share. The par value of the shares of Common Stock will remain $0.00001. The reverse stock split will not change the number of authorized shares of common stock or preferred stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly

represented by such certificate shall have been reclassified and combined, provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended Certificate of Incorporation to be signed by its duly authorized officer this January 28, 2021.

PROMETHEUM, INC.

By: /s/ Benjamin S. Kaplan
Benjamin S. Kaplan, Co-CEO